Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of NXT-ID, Inc. on Form S-3 (File No. 333-209001), Form S-3 (File No. 333-206955), Form S-3 (File No. 333-204026) and Form S-3 (File No. 333-203637) of our report dated April 2, 2018, with respect to our audits of the consolidated financial statements of NXT-ID, Inc. as of December 31, 2017 and 2016, and for the years ended December 31, 2017 and 2016, which report is included in this Annual Report on Form 10-K of NXT-ID, Inc. for the year ended December 31, 2017.

/s/ Marcum llp

Marcum llp
New York, NY
April 2, 2018